Exhibit 10.19

January 1, 2010

Mr. Anthony Macaluso

Single Touch Systems, Inc.

2235 Encinitas Blvd. Suite 210

Encinitas, CA 92024

Dear Mr. Hodges,

The purpose of this letter is to confirm the engagement of Gar Wood Securities, LLC (“GW”), a FINRA member firm, by, SINGLE TOUCH SYSTEMS, INC. (the “Company”), on a selective basis to effect Private Investment in Public Equity transaction(s) on behalf of the Company in an amount(s) of $3 million to $5 million dollars. In addition, GW will render financial advisory services to the Company in order to expand institutional awareness in the financial community.

Section 1. Engagement Term. GW shall conduct institutional investor services for a period of twelve months commencing on the date hereof and expiring December 31, 2010. During this period GW shall initiate a platform of services aimed at introducing Single Touch Systems, Inc. to institutional investors in order to build corporate visibility. The services shall include but are not limited to investor introductions via telephone calls, investor meetings and conference invitations.

Section 2. Fees. Upon engagement, a fee of 1,000,000 warrants to purchase SINGLE TOUCH SYSTEMS, INC, common stock, with a $1.00 strike price shall be issued to GW. The value of these warrants will be recognized immediately. These warrants shall have a three-year expiration date, and the shares represented by the warrants shall have piggyback registration rights. The warrants shall be issued as follows:

-Gar Wood Securities, LLC:	100,000 (shall be assignable in part or in whole to officers or employees of Gar Wood Securities, LLC.)
-Jackson E. Spears:	400,000
-Constance A. Schadewitz:	250,000
-William R. Gregozeski:	250,000

In the event a private placement should result through direct GW introductions, a Success Fee to GW consisting of a cash fee equal to 5.0% of the aggregate gross proceeds of the sale of Securities to investors received by the Company shall be paid. The cash portion of any Success Fee shall be paid to GW, as applicable, on the relevant closing date of a Transaction or as soon as reasonably practicable thereafter.

The fee shall be payable with respect to any Transaction occurring:

(i)	during the term of this agreement; or

(ii)	after the term of this agreement, if GW introduced the purchaser of the Transaction or an affiliate of purchaser to Company within 6 months preceding closing of the Transaction.

In addition to the Success Fee, GW will receive warrants equal to 5% of the net proceeds to the Company from the Transaction contemplated. These warrants shall be identical in all aspects of the investor(s) warrants.

Section 3. Right of First Refusal. Single Touch Systems, Inc, grants GW right of first refusal on a non-exclusive basis to act as the Company’s Investment Banker/Financial Advisor on any financings in the next twelve months.

Section 4. Confidentiality. The Company acknowledges that all advice (written or oral) which may be given by GW to the Company in connection with GW’s engagement is intended solely for the benefit and use of the Company (including its management, directors and attorneys), and the Company agrees that no such advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to GW be made by the Company (or such persons), without the prior written consent of GW, which consent shall not be unreasonably withheld.

Section 5. Indemnity. GW and the Company have entered into a separate letter agreement, dated the date hereof, with respect to the indemnification of GW by the Company with regard to GW’s engagement hereunder.

Section 6. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Chicago, Illinois before one arbitrator mutually agreed to by the parties hereto. The parties hereby waive all right to trial by jury with respect to the foregoing. The arbitration shall he conducted in accordance with the dispute resolution procedures of the American Bar Association. Judgment on the award may be entered in any court having jurisdiction. The arbitrator may, in his or her sole discretion, allocate all or part of the costs of the arbitration in the award, including the fees of the arbitrator and the reasonable attorneys’ fees of the parties. The arbitrator shall not have the power to award punitive damages.

Section 7. Miscellaneous. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written instrument signed by both parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflict of law rules.

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Please confirm that the foregoing is in accordance with your understandings and agreements with GW by signing and returning to GW the duplicate of this letter.

Very truly yours,
Gar Wood Securities, LLC

Robert S. Jersey
President

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE: SINGLE TOUCH SYSTEMS, INC.

By:	/s/ Anthony Macaluso
Mr. Anthony Macaluso
CEO

January 1, 2010

Mr. Robert S. Jersey, President

Gar Wood Securities, LLC

440 La Salle St., Suite 2201

Chicago, IL 60605

Dear Mr. Jersey:

In connection with your engagement to advise and assist us, we indemnify and hold harmless you and your affiliates, the respective directors, officers and agents of you and your affiliates and each other person, if any, controlling you and any of your affiliates (the “Indemnified Parties” and each an “Indemnified Party”), to the full extent of the law, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or your role in connection therewith, and will reimburse you and any other Indemnified Party for all reasonable expenses (including counsel fees) as they are incurred by you or any such other Indemnified Party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which you are party.

We will not, however, be responsible for any claims, losses, damages or expenses which are finally judicially determined to have resulted primarily from your bad faith or from your gross negligence or the bad faith or gross negligence of any other indemnified Party. We also agree that neither you, nor any of your affiliates, nor any officer, director or agent of you or any of you affiliates, nor any person controlling you or any of your affiliates, shall have any liability to us or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by us that result primarily from your bad faith or gross negligence or the had faith or gross negligence of any other Indemnified Party.

The forgoing agreement shall be in addition to any rights that you or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution.

Very truly yours,
Single Touch Systems, Inc.

By:	/s/ Anthony Macaluso
Anthony Macaluso
CEO

Date: 2/15/10

Gar Wood Securities, LLC

By:
Robert S. Jersey
President

Date: